Exhibit 99(g)

         RECOVERY OF FUEL COSTS. For information relating to the cost of fuel over the last three years, see "Operating Statistics of HL&P" below and "Results of Operations - HL&P - Fuel and Purchased Power Expense" in Item 7 of this Report. Utility Commission rules provide for the recovery of certain fuel and purchased power costs through an energy component of electric rates (fixed fuel factor). The fixed fuel factor is established during either a utility's general rate proceeding or an interim fuel proceeding and is to be generally effective for a minimum of six months, unless a substantial change in a utility's cost of fuel occurs. In that event, a utility may be authorized to revise the fixed fuel factor in its rates appropriately. In any event, a fuel reconciliation is required every three years.

         In October 1991, the Utility Commission approved HL&P's fixed fuel factor as contemplated in the settlement agreement reached in February 1991 by HL&P and most other parties to Docket No. 9850. See Note 10(c) to the Company's Consolidated and HL&P's Financial Statements in Item 8 of this Report. In November 1993, the Utility Commission authorized HL&P to implement a higher fuel factor under Docket No. 12370. The Company can request a revision to its fuel factor in April and October each year.

         Reconciliation of fuel costs after March 1990 is required in 1994, and under Utility Commission rules, HL&P has anticipated that a filing would be required in May 1994. However, the Utility Commission staff has requested that such filing be delayed to the fourth quarter of 1994. If that request is granted by the Utility Commission, HL&P anticipates that fuel costs through some time in 1994 will be submitted for reconciliation at that time. No hearing would be anticipated in that reconciliation proceeding before 1995, and the schedule for reconciliation of those costs could be affected by the institution of a rate proceeding by the Utility Commission and/or a prudence inquiry concerning the outage at the South Texas Project. For a discussion of that outage and the possibility that a rate proceeding may be instituted, see Notes 9(f), 10(f) and 10(g), respectively, to the Company's Consolidated and HL&P's Financial Statements in Item 8 of this Report, which notes are incorporated herein by reference.

REGULATORY MATTERS

         ENERGY ACT. In October 1992, the Energy Act became law. For a description of the Energy Act, see "Competition" above and Note 8(a) to the Company's Consolidated and HL&P's Financial Statements in Item 8 of this Report.

         RATES AND SERVICES. Pursuant to the PURA, the Utility Commission has original jurisdiction over electric rates and services in unincorporated areas of the State of Texas and in the incorporated municipalities that have relinquished original jurisdiction. Original jurisdiction over electric rates and services in the remaining incorporated municipalities served by HL&P is exercised by such municipalities, including Houston, but the Utility Commission has appellate jurisdiction over electric rates and services within those incorporated municipalities.

         In 1993, the Texas Legislature considered changes to PURA as part of a required review under the Sunset Act. None of the proposed changes to the Utility Commission or Texas utility regulation were enacted. However, the legislature passed legislation continuing the current PURA until September 1, 1995. The legislature also established a joint interim committee to study certain regulatory issues prior to the next legislative session which begins in January 1995. These issues include, among other items, tax issues relating to public utilities, the organization and authority of the Utility Commission and IRP. Recommendations from this study period will be considered during the next legislative session.

         UTILITY COMMISSION PROCEEDINGS. For information concerning the Utility Commission's orders with respect to HL&P's applications for general rate increases with the Utility Commission (Docket No. 8425 for the 1988 rate case and Docket No. 9850 for the 1990 rate case) and the municipalities within HL&P's service area and the appeals of such orders, see Notes 10(b) and 10(c) to the Company's Consolidated and HL&P's

Financial Statements in Item 8 of this Report, which notes are incorporated herein by reference. HL&P's 1986 general rate case (Docket Nos. 6765 and 6766) and 1984 rate case (Docket No. 5779) have been affirmed and are no longer subject to appellate review. For a discussion of the possibility that a rate proceeding may be instituted, see Notes 10(f) and 10(g) to the Company's Consolidated and HL&P's Financial Statements in Item 8 of this Report, which notes are incorporated herein by reference.

         PRUDENCE REVIEW OF CONSTRUCTION OF THE SOUTH TEXAS PROJECT. For information concerning the Utility Commission's orders with respect to a prudence review of the planning, management and construction of the South Texas Project (Docket No. 6668) and the appeals of such orders, see Note 10(d) to the Company's Consolidated and HL&P's Financial Statements in Item 8 of this Report, which note is incorporated herein by reference.

         DEFERRED ACCOUNTING DOCKETS. For information concerning the Utility Commission's orders allowing deferred accounting treatment for certain costs associated with the South Texas Project (Docket Nos. 8230, 9010 and 8425), the appeals of such orders and related proceedings, see Notes 10(b), 10(e) and 11 to the Company's Consolidated and HL&P's Financial Statements in Item 8 of this Report, which notes are incorporated herein by reference.

         ENVIRONMENTAL QUALITY. General. HL&P is subject to regulation with respect to air and water quality, solid waste management and other environmental matters by various federal, state and local authorities. Environmental regulations continue to be affected by legislation, administrative actions and judicial review and interpretation. As a result, the precise effect of potential regulations upon existing and proposed facilities and operations cannot presently be determined. However, developments in these and other areas of regulation have required HL&P to make substantial expenditures to modify, supplement or replace equipment and facilities and may, in the future, delay or impede construction and operation of new facilities or require expenditures to modify existing facilities. For information regarding environmental expenditures, see "Capital Program" above.

         Air. The TNRCC has jurisdiction and enforcement power to determine the permissible level of air contaminants emitted in the State of Texas. The standards established by the Texas Clean Air Act and the rules of the TNRCC are subject to modification by standards promulgated by the EPA. Compliance with such standards has resulted, and is expected to continue to result, in substantial expenditures by HL&P. In addition, expanded permit and fee systems and enforcement penalties may discourage industrial growth within HL&P's service area.

         In November 1990, significant amendments to the Clean Air Act became law. The law is designed to control emissions of air pollutants which contribute to acid rain, to reduce urban air pollution and to reduce emissions of toxic air pollutants. Parts of the Clean Air Act are directed at reducing emissions of sulfur dioxide from electric utility generating units. This reduction program includes an "allowance" system which sets forth formulas and criteria to establish a cap on sulfur dioxide emissions from utility generating units. HL&P has been allocated allowances sufficient to permit continued operation of its existing facilities and some expansion of its solid-fuel generating facilities without substantial additional expense relating to modification of its facilities.

         HL&P has already made substantial investments in pollution control facilities, and all of its generating facilities currently comply in all material respects with sulfur dioxide emission standards established by the Clean Air Act. As a result of this previous investment, HL&P does not anticipate that significant expenditures for sulfur dioxide removal equipment will be required. Provisions of the Clean Air Act dealing with urban air pollution require establishing new emission limitations for nitrogen oxides
from existing sources.   Although initial limitations were finalized in 1993,
further reductions may be required in the future. The cost of modifications necessary to reduce nitrogen oxide emissions from existing sources has been estimated at $29 million in 1994 and $10.5 million in 1995. The Clean Air Act also calls for additional stack gas continuous emissions monitoring equipment to be installed on various HL&P generating facilities. Capital expenditures of $12 million in 1994 and $2 million in 1995 are anticipated for installation of this new monitoring equipment. See "Capital Program" above.

         The Clean Air Act established a new permitting program to be administered in Texas by the TNRCC. The precise requirements of the program cannot be determined until the permit program is approved by the EPA. However, based on regulations promulgated by the TNRCC, HL&P anticipates that additional expenditures may be required for administering the permitting process. The legislation could also substantially increase the cost of constructing new generating units.

         Water. The TNRCC has jurisdiction over water discharges in the State of Texas and is empowered to set water quality standards and issue permits regulating water quality. The TNRCC jurisdiction is currently shared with the EPA, which also issues water discharge permits and reviews the Texas water quality standards program.

         HL&P has obtained permits from both the TNRCC and the EPA for all facilities currently in operation which require such permits. Applications for renewal of permits for existing facilities have been submitted as required.
The reissued permits reflect changes in federal and state regulations which may increase the cost of maintaining compliance. Although compliance with the new regulations has resulted and will continue to result in additional costs to HL&P, the costs are not expected to have a material impact on HL&P's financial condition or results of operations.

         For a description of certain Administrative Orders issued by the EPA to HL&P under the Clean Water Act and for a description of certain other environmental litigation, see Item 3 of this Report.